FOR IMMEDIATE RELEASE

MERRIMAN CURHAN FORD ANNOUNCES APPOINTMENTS
IN ITS INVESTMENT BANK AND BROKER/DEALER

SAN FRANCISCO – June 30, 2009 – Jon Merriman, co-founder and chief executive officer of Merriman Curhan Ford Group, Inc. (NASDAQ: MERR), today announced appointments in the firm’s investment bank and broker/dealer, Merriman Curhan Ford & Co., to transition the company founders from day-to-day administrative duties to focusing on revenue generation.

The Merriman Curhan Ford & Co. appointments include:

•	Peter Coleman, chief financial officer and chief operating officer of Merriman Curhan Ford Group, Inc., has been named chief executive officer of the firm’s investment bank and broker/dealer.

•	Henry Tang, senior vice president, Finance & Accounting of Merriman Curhan Ford Group, Inc., has assumed the role of chief financial officer of the firm’s investment bank and broker/dealer.

Jon Merriman will remain chief executive officer of Merriman Curhan Ford Group, Inc. and focus fulltime on helping fast-growing companies and institutional investors with their capital markets needs.

Merriman stated: “Peter and Henry will be great senior managers for our investment bank as we resume our growth initiatives. Both have done an outstanding job over the very difficult past year. Their strong management and financial services operations experience will help shape our firm for consistent, long-term profitability. Rob Ford, president of MCF Services Group, Brock Ganeles, president of Brokerage, and I will spend our time strengthening and adding to our client relationships, and driving revenue across our capital markets platform.”

About Merriman Curhan Ford

Merriman Curhan Ford (NASDAQ: MERR) is a financial services firm focused on fast-growing companies and the institutions that invest in them. The company offers high-quality investment banking, equity research, institutional services and corporate & venture services, and specializes in five growth industry sectors: CleanTech, Consumer/Internet/Media, Health Care, Natural Resources and Technology.  For more information, please go to www.mcfco.com.

Note to Investors

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K/A filed on April 30, 2009. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. The Form 10-K/A filed on April 30, 2009, together with this press release and the financial information contained herein, is available on our website by going to www.mcfco.com and clicking on "Investor Relations."

This release is for information purposes only and should not be regarded as an offer to sell or solicitation to buy the securities or other instruments of the companies mentioned.

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At the Company:
Matthew Ord
Vice President
Marketing Communications
(415) 262-1382
mord@mcfco.com